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                                                                    EXHBIT 10.45

                   [Global Media Management Group, Letterhead]

March 23, 1998

The Harvey Entertainment Company
1999 Avenue of the Stars, Suite 2050
Los Angeles, California  90067


Re:     Management Consulting Agreement


This letter will confirm the engagement of Global Media Management Group, LLC ("Global") as an Independent Contractor, to provide certain management consulting services for The Harvey Entertainment Company ("the Client" or "the Company"). The following are the terms and conditions of our Agreement.

1. Our services will consist of providing certain management services and assisting in formulating financial, management and operational strategies/plans for the affairs of the Company. Services which may be provided by Global include, but are not limited to, the following: (1) formulating financial, management and/or operating plans; (2) advising and consulting with other operating personnel with respect to operations and management of the Company's business and business plans; (3) reviewing, evaluating, participating in various negotiations with strategic parties, creditors, lenders, lessors, etc...; (4) directing and/or assisting other operating personnel with the specific activities required to implement and complete any operating changes; (5) analyzing and advising in areas which affect cash flow, marketing, communications and acquisition/divestiture; (6) possible acquisitions and/or sale of the Company; (7) evaluating the Company's organization structure and its personnel, and assisting with personnel changes and areas to reduce costs; (8) designing and monitoring systems and controls to help control daily operations, relationships with creditors, including financial institutions; and (9) otherwise assisting in such matters as will aid in accomplishing the foregoing. Global will provide the Board of Directors from time to time with written reports concerning the Company and Global's activities in connection therewith and will meet with the Board at least once per calendar quarter, at a time convenient to all parties, to review the foregoing. Representatives of Global shall be entitled to exercise such power and authority as is


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        commensurate with their positions; provided, however, that nothing contained herein is intended to limit the power and authority of the Company's Board of Directors as provided under applicable law.

2. The services will be rendered by various individuals, including, but not limited to, the following: Anthony J. Scotti, Michael S. Hope, Leonard Breijo and other consultants as appropriate. Such other consultants shall be provided to, and paid by Company at Global's actual cost therefor. Anthony J. Scotti shall serve as interim Chief Executive Officer of the Company; Michael S. Hope shall serve as interim Chief Financial Officer of the Company; and Leonard Breijo shall direct the Business Affairs of the Company. Such services shall be for such portion of their business time as is reasonably necessary to perform Global's services required hereunder. Such services shall be non-exclusive and shall not be required to be rendered on a full time basis. Global reserves the right to utilize or substitute other consultants, not named here, as required and as determined in its sole discretion, provided, however, that any replacement for the services of Anthony J. Scotti and/or Michael S. Hope shall be subject to the prior written approval of the Company's Board of Directors.

3.      The terms of our compensation are as follows:

        (a) Compensation: Seventy Five Thousand Dollars ($75,000.00) per month for the services of Anthony J. Scotti and Michael S. Hope, and Ten Thousand Dollars ($10,000.00) per month for the services of Leonard Breijo, all payable monthly in advance on the 23rd of each month of the Initial Term, for six (6) months commencing on March 23, 1998 and continuing through September 22, 1998 (the "Initial Term") unless extended pursuant to the mutual agreement of Global and the Company. Services for consultants other than Anthony J. Scotti and Michael S. Hope shall be payable within ten (10) days of Harvey's receipt therefor; provided, however, that any additional consultants paid by Global whose cost in the aggregate exceeds one thousand dollars ($1,000.00) per month shall be subject to approval by the Company's Board of Directors.

        (b) Warrants, etc.: Warrants for two hundred thousand (200,000) shares of the Company's common stock, issuable to such representatives of Global as Global shall specify, fully vested as of the commencement of the Initial Term, exercisable over a five (5) year period at an exercise price of $12.75 per share (subject to customary anti-dilution protection in the event of stock splits, combination, stock dividends, recapitalization and similar events), together with one (1) demand and so called "piggyback" registration rights concerning the underlying common stock on terms no less favorable than any similar registration rights outstanding (the cost for making such rights effective to be borne wholly by the Company). In addition, in connection with the election of Anthony Scotti and Michael Hope as officers of the Company, the Compensation Committee has awarded fully vested


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The Harvey Entertainment Company
March 23, 1998
Page 3

               stock options to purchase an aggregate of fifty thousand (50,000) shares of common stock (38,800 shares to Mr. Scotti; 9,700 shares to Mr. Hope and 1,500 shares to Mr. Breijo at the exercise price of $12.6875 per share under the Company's 1997 stock option plan.

        (c) Expenses: All out-of-pocket expenses for necessary, Company related travel (including reimbursement for first class commercial travel for Messrs. Hope and Scotti, including reimbursement at first class rates for the use of corporate aircraft), reproductions, printing, graphics, messenger services, overnight mail, shipping, and other third-party charges will be billed to you at our cost. You have authorized us to advance such costs and make such out-of-pocket expenditures as may be reasonably necessary in connection with our services.

4. Global is not a law firm or accounting firm. As such we will not be providing legal or accounting advice, opinions on legal matters, drafting or reviewing legal documents, nor representing the Company on any legal or accounting matters.

5. Because the information needed to manage the Company, or to advise on a strategic/business plan, will be based on assumptions and information provided by the Company, its employees and Directors, the Company's advisors, appraisers, accountants, and lawyers, the Company will assume full and complete responsibility therefor. The Company understands and acknowledges that Global's work effort, analysis and advice are inherently subjective and that reasonable professionals/individuals reviewing the same information may reach entirely different conclusions. The Company releases Global from all responsibility as to the effectiveness of its services provided pursuant to this agreement or the reliability and accuracy of the information provided to and prepared by Global, provided, however, that the Company does not release Global from the gross negligence or willful misconduct of its officers or agents. While we will use our reasonable best efforts and judgement in assisting the Company, in light of the Company's circumstances, we cannot guarantee any particular results or assume responsibility for the Company's ultimate success.

6. Either the Company or Global may terminate this agreement at any time after the expiration of the Initial Term, with or without cause. Upon termination, all fees and expenses incurred throughout the close of business on the date such termination is effective are due and payable. Global (including its representatives and consultants) reserves the right to stop work at any time if any invoices have not been paid.


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7.      The Company shall indemnify, defend and hold harmless Global, its officers, directors, representatives, consultants and employees from and against any and all claims, damages, losses, liabilities (and reasonable fees and costs incurred in the defense thereof) incurred by Global, its principals, representatives, consultants and employees (collectively "Liabilities") to the extent arising from, or in connection with this agreement or the performance of services by Global or such other persons pursuant to this agreement. The foregoing indemnification shall not extend to Liabilities resulting from gross negligence or willful misconduct by Global, its officers, directors, employees or authorized agents as determined by a final non-appealable judgement of a court of competent jurisdiction.

8. Global acknowledges that in connection with the services to be rendered by Global pursuant hereto, Global may obtain certain written and non-written information pertaining to the nature and operations of the Company of a confidential nature. Global agrees that Global will not at any time during or subsequent to the term of this Agreement or any extension hereof, without the consent of the Company, knowingly disclose to any third party whatsoever any such confidential information, except as required by law or regulation or as reasonably deemed necessary by Global or its representatives in the performance of Global's duties.

9. Because of the breadth and nature of Global's operations, Global, its principals, representatives, consultants and employees may work for, or may acquire and/or manage other businesses or clients, which may be creditors or competitors of Company and of whose interests otherwise may be opposed to that of the Company, for which Global may work in an unrelated matter. Please be assured that, despite any such representations, we strictly preserve all client confidences and pursue the interests of each of our clients. The Company agrees that it does not consider such concurrent employment or acquisitions, in unrelated matters, of the Company, its principals, representatives, consultants or employees and any other client or business of Global, its principals, representatives, consultants or employees to be inappropriate, and therefore waives any objections to any such present or future concurrent assignments; provided that Global notifies the Company's Board of Directors if it is separately providing, or agrees to separately provide, consulting or other similar services to, or if its principals knowingly invest in, other companies with which the Company is engaged or proposes to engage in material business transactions during the term of this agreement (and of which Global is aware with respect to such other company's engagement with Company).

10. This agreement shall be governed and construed pursuant to the laws of the State of California with respect to contracts wholly entered into and performed therein. Any actions which may be brought by reason of this agreement shall only be brought in the courts, State or Federal, located within the County of Los Angeles for the State of California. If either of us do institute any action or proceeding with respect to the Agreement, the prevailing party will be entitled to reasonable fees, costs and expenses of attorneys, accountants, and other professionals and consultants.


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The Harvey Entertainment Company
March 23, 1998
Page 5

11. This agreement, and the agreements contemplated hereby, constitutes the entire understanding between Company and Global regarding our services. Further, this agreement supersedes and replaces any prior agreements between the parties regarding Global's performance of services involving the Company. By executing this agreement, you acknowledge that you have read it carefully and understand all of its terms. This agreement cannot be modified except by further written agreement signed by each party.

If the scope of services, compensation, terms and conditions confirm your understanding, please sign the enclosed copy of this letter and return it to us with the required payment for the first month of the Initial Term. By executing and delivering a copy of this letter, the Company warrants and represents that the retention of Global, on the terms set forth herein, has been duly authorized by the Company's Board of Directors.

Sincerely,

Global Media Management Group, LLC          Accepted By:



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Anthony J. Scotti, President                The Harvey Entertainment Company

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                                            (Date)